EXHIBIT 23(a)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Comerica Incorporated, pertaining to the Comerica Incorporated 2006 Amended and Restated Long-Term Incentive Plan, of our reports dated February 25, 2010, with respect to the consolidated financial statements of Comerica Incorporated, included in its Annual Report (Form 10-K) for the year ended December 31, 2009, and the effectiveness of internal control over financial reporting of Comerica Incorporated filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

June 2, 2010

Dallas, Texas